EXHIBIT 99.3

                  [LETTERHEAD OF FIRST MONTAUK FINANCIAL CORP.]

                          SPECIAL NOTICE TO HOLDERS OF
                          FIRST MONTAUK FINANCIAL CORP.
                           COMMON STOCK (NO PAR VALUE)

                  WHOSE ADDRESSED ARE OUTSIDE THE UNITED STATES

SUBSCRIPTION PRICE: $.45                               ______ RIGHTS TO PURCHASE
                                                       ______ UNITS

[INSERT NAME AND ADDRESS]

         Enclosed you will find materials relating to the rights offering (the "Rights Offering") of First Montauk Financial Corp. (the "Company"). A Subscription Rights Certificate representing ________ Rights to subscribe for _______ Units at $.45 per Unit is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, North American Transfer Company. The number of Rights that are being held for you is indicated above. If the exercise by you of the Rights can be made in accordance with applicable law, and you wish to exercise any or all of these Rights, you must contact the Company and you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions for Use of Subscription Rights Certificates by 11:00 a.m., Eastern time, on _______________, 1997. If the exercise by you of the Subscription Agent does not receive your instructions by such time, the Rights will expire valueless.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO NORTH AMERICAN TRANSFER COMPANY, THE SUBSCRIPTION AGENT IN THE UNITED STATES, AT (516) 379-8501.

                                                  Very truly yours,
                                                  FIRST MONTAUK FINANCIAL CORP.


                                                  By:___________________________
                                                       Name: Herbert Kurinksy
                                                       Title: President